Exhibit 10.2

TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is made and entered into as of the date of execution of this Agreement (the “Effective Date”), by and between Carol Hibbard (“Employee”) and Symbotic Inc. (“Symbotic”), on behalf of itself individually and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, other than Employee, the “Released Parties”). Employee and Symbotic are collectively referred to in this Agreement as the “Parties.”

WHEREAS, subject to the terms and conditions herein, Employee and Symbotic have agreed that Employee will resign from Employee’s role as Chief Financial Officer, Treasurer and Principal Financial Officer of the Company (collectively, the “Current Role”) as of August 8, 2025 (the “Transition Date”), Employee will continue employment with the Company after the Transition Date as Senior Vice President, Finance (the “Transition Role”), Employee’s employment with the Company will terminate effective as of the Separation Date (as defined below), and thereafter Employee will continue as a consultant of Symbotic for the Consulting Period (as defined below) to ensure a smooth transition; and

WHEREAS, Employee and Symbotic have agreed to certain payments contemplated under the offer letter entered into by Symbotic LLC and Employee, dated September 17, 2023 (as modified by this Agreement, the “Offer Letter”), that are conditioned on the effectiveness, execution and non-revocation of this Agreement and continued compliance with Employee’s obligations under this Agreement, the Invention, Non-Disclosure and Non-Solicitation Agreement, dated as of September 17, 2023 (the “Non-Disclosure Agreement”), and the Non-Competition Agreement, dated as of September 17, 2023 (the “Non-Competition Agreement”, together with the Non-Disclosure Agreement and this Agreement, the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Parties agree as follows:

1. Transition Period.

a. Employee and Symbotic agree that Employee shall remain employed by Symbotic on a full-time basis in Employee’s Current Role until the Transition Date, and thereafter shall remain employed by Symbotic on a full-time basis in the Transition Role until January 1, 2026 or such earlier date that Employee’s employment with Symbotic terminates for any reason (as applicable, the “Separation Date”), subject to the terms and conditions of this Agreement.

b. From the Effective Date through the Transition Date, Employee shall perform the duties of Employee’s Current Role.

c. From the Transition Date through the Separation Date, Employee shall perform the duties of the Transition Role, which shall include, without limitation, activities related to the transition of Employee’s duties and responsibilities to Symbotic’s incoming Chief Financial Officer, Treasurer and Principal Financial Officer; provide continuity and management support; maintain ongoing relationships with auditors; and provide guidance and continuity in the Company’s investor relations, strategic financial planning and financial reporting and certification and/or sub-certification responsibilities.

2. Resignations from Current Role and Transition Role. Effective on the Transition Date, Employee hereby resigns from Employee’s Current Role and from any and all corporate offices, directorships and positions with Symbotic Inc., Symbotic Holdings LLC, Symbotic LLC and Symbotic Group Holdings ULC other than the Transition Role. Effective on the Separation Date, Employee hereby resigns from Employee’s Transition Role. On or immediately following each of the Transition Date and the Separation Date, Employee agrees to sign any documents or take any other actions requested by the Company from time to time to effect such resignations.

3. Termination of Employment. As of the Separation Date, Employee shall cease to be employed in any capacity by, and shall no longer hold any position with, any of Symbotic Inc., its subsidiaries and any other Released Party.

4. Consulting Period. During the period commencing upon the Separation Date and ending on March 31, 2026 (the “Consulting Period”), Employee shall serve as a consultant to the Company on a reasonable, part-time basis and shall provide consulting services to the Company with respect to such matters as requested by the Chief Executive Officer or Chief Financial Officer of Symbotic, or their designees, as the case may be (the “Consulting Services”). Employee and Symbotic agree that Employee will not be an employee of Symbotic during the Consulting Period. The Non-Disclosure Agreement shall continue to apply during the Consulting Period and thereafter in accordance with its terms; provided, however, that the Non-Disclosure Agreement shall be subject to the terms of Section 8 of this Agreement. The “Restricted Period” under the Non-Competition Agreement shall include the duration of Employee’s employment with Symbotic and the 12-month period following the Separation Date. During the Restricted Period, the Employee is not precluded from serving as a non-employee member of a non-competitive entity’s board of directors.

5. Separation Benefits. Conditioned on (a) Employee’s execution and non-revocation of this Agreement and Employee’s compliance with its terms and conditions and (b) Employee’s execution on or within 10 business days following the Separation Date and Employee’s non-revocation thereof no later than on the seventh full day following execution of the Separation Date Affirmation set forth on Schedule 2 attached hereto (the “Separation Date Affirmation”), Employee shall be entitled to receive the severance benefits described on Schedule 1 attached hereto. Except as expressly amended by this Agreement (including Schedule 1 attached hereto), Employee’s outstanding equity awards shall continue to be governed by the terms of the applicable award agreement and the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan (the “2022 Plan”). Notwithstanding anything to the contrary in the foregoing, in the event (i) the Separation Date occurs as a result of a termination for Cause (as defined in the Restrictive Covenant Agreements), (ii) of a breach of this Agreement or (iii) of a material breach of the Restrictive Covenant Agreements, Employee shall not be eligible to receive the severance benefits described on Schedule 1 attached hereto and shall immediately forfeit the right to any unpaid amounts thereunder. As of the Effective Date, no Cause (as defined in the Restrictive Covenant Agreement) exists that would warrant termination for Cause.

6. General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Agreement, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional) for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; fraudulent misrepresentation, impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. In addition, in consideration of the provisions of this Agreement, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date. For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Agreement releases all claims existing or arising prior to Employee signing this Agreement which Employee has or may have against the Released Parties, whether such claims are known or unknown and suspected or unsuspected by Employee and Employee forever waives all inquiries and investigations into any and all such claims.

7. Surviving Claims. Notwithstanding anything herein to the contrary, this Agreement shall not:

a. release any Claims for payment of amounts (including, without limitation, cash or equity) payable in accordance with Schedule 1 hereto;

b. release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;

c. release any Claims for payment of amounts payable under any applicable workers’ compensation or unemployment compensation law;

d. release any Claims that may not lawfully be waived; or

e. release any Claims for D&O insurance or indemnification in accordance with applicable laws, the certificate of incorporation and bylaws of the Company in effect as of the date hereof or the Indemnification Agreement by and between Symbotic Inc. and Employee, dated as of September 17, 2023.

8. Protected Activity. Notwithstanding anything herein to the contrary, nothing in this Agreement, the Non-Competition Agreement or the Non-Disclosure Agreement shall:

a. preclude Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act, such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or

b. limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Employee does not need any Released Party’s permission to do so. In addition, it is understood that this Agreement shall not require Employee to notify any Released Party of a request for information from any governmental entity or self-regulatory authority or of Employee’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Employee came to learn during Employee’s service to the Company that is protected from disclosure by any applicable privilege, including, but not limited to, the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Matters filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

9. Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, or legal proceeding pertaining to private claims against any Released Party nor has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that Employee is releasing.

10. Acknowledgements by Employee; Release of Age Claims. Employee acknowledges and agrees that Employee has read this Agreement in its entirety and that this Agreement is a general release of all known and unknown Claims, including, but not limited to, any Claims Employee may have under the ADEA and the OWBPA and any other Claims related to Employee’s age. Employee further acknowledges and agrees that:

a. this Agreement does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date and Employee acknowledges that Employee is not releasing, waiving or discharging any ADEA or OWBPA Claims that may arise after the Effective Date;

b. Employee is entering into this Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which Employee is not already entitled to receive;

c. Employee has been advised, and is being advised by the Company, to consult with an attorney before executing this Agreement; Employee acknowledges that Employee has consulted with counsel of her choice concerning the terms and conditions of this Agreement;

d. Employee has been advised, and is being advised by this Agreement, that Employee has been given at least 21 days within which to consider this Agreement, but Employee can execute this Agreement at any time prior to the expiration of such review period; and

e. Employee is aware that Employee may revoke that portion of this Agreement or the Separation Date Affirmation, as applicable, that releases legal claims under the ADEA and/or OWBPA if Employee sends her written notice of revocation within 7 days following the date of execution of this Agreement or the Separation Date Affirmation, as applicable. Employee may send her written notice of such revocation at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company written notice of her revocation of this Agreement or the Separation Date Affirmation no later than 5:00 p.m., Eastern time, on the seventh full day following (i) the Effective Date in the case of the revocation of this Agreement or (ii) the date of Employee’s execution of the Separation Date Affirmation in the case of the revocation thereof. Employee agrees and acknowledges that a written notice of revocation that is not received by such date and time will be invalid and will not revoke the portion of this Agreement or the Separation Date Affirmation, as applicable, that releases legal claims under the ADEA and/or OWBPA. If Employee timely revokes the release of ADEA and OWBPA claims in either this Agreement or the Separation Date Affirmation:

i. Other items contained in Section 6 shall remain effective (all other released Claims except those relating to the ADEA or the OWBPA will continue to be released); and

ii. Employee will no longer be entitled to the severance benefits described on Schedule 1 attached hereto and will instead be entitled to receive a one-time payment of $10,000 as full and final compensation as total consideration under this Agreement.

11. Effect of Separation. Employee acknowledges and agrees that pursuant to the terms of the 2022 Plan and the respective award agreements issued to Employee thereunder, except as set forth on Schedule 1 attached hereto, Employee will forfeit, at no value, all equity awards granted to Employee thereunder that remain unvested on the Separation Date, in connection with the termination of Employee’s employment with Symbotic.

12. Company Policies. The severance benefits set forth on Schedule 1 attached hereto as consideration for this Agreement are subject to any policies, including any clawback, recoupment or stock ownership policies, that are in effect from time to time through the Separation Date, as applicable. Additionally, any portion of such payments is subject to forfeiture, clawback, recoupment or recovery by the Company or other action pursuant to any such policies which the Company may adopt from time to time pursuant to laws or regulations, including, without limitation, any such policy that the Company may be required to adopt under applicable law. The Company:

a. acknowledges and agrees that the Company will not seek repayment or forfeiture of Employee’s sign-on bonus or relocation payments paid to Employee pursuant to the terms of the Offer Letter;

b. agrees to reimburse Employee for any outstanding business travel and expenses incurred by Employee prior to the Separation Date or incurred by Employee during the Consulting Period at the request of or with the prior approval of the Company, which expenses will comply with the terms of the Company’s Global Business Travel & Expense Reimbursement Policy and the request for reimbursement for which shall be submitted by Employee through the Company’s expense reimbursement portal within 30 days of the Separation Date for expenses incurred prior to the Separation Date and within 30 days of the end of the Consulting Period for expenses incurred during the Consulting Period; and

c. acknowledges and agrees that pursuant to Section 13 of the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”), effective upon the Separation Date, no further payroll deductions shall be taken from Employee’s pay relating to the ESPP and the balance in Employee’s ESPP account shall be paid to Employee.

13. Compliance with Securities Laws. Employee acknowledges that Employee has obtained knowledge about confidential Company information. Notwithstanding Employee’s nondisclosure obligations under the Restrictive Covenant and Non-Disclosure Agreements, Employee agrees to comply with any applicable U.S. securities laws concerning trading in the Company’s securities including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter concerning an offering of the Company’s securities, and agrees to comply with the foregoing to the extent that Employee is in possession of material non-public information relating to the Company. Employee further acknowledges and agrees that Employee is responsible for filing a Form 4 with the United States Securities and Exchange Commission (the “SEC”) in connection with Employee’s separation from the Company to report any changes in Employee’s beneficial ownership of Company shares as of the Separation Date.

14. Cooperation with Investigations and Litigation. Employee agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making herself reasonably available to consult with Company’s counsel, to provide information and to give testimony. The Company will reimburse Employee for reasonable, third-party out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this Section is intended to, and shall not, restrict or limit Employee from exercising her or her protected rights in Section 8 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or valid governmental inquiry. The term “cooperation” does not mean that Employee must provide information that is favorable to the Company; it means only that Employee will provide information within Employee’s knowledge and possession upon the Company’s request.

15. Non-Disparagement. To the fullest extent permitted by law, Employee agrees not to make any negative, defamatory or derogatory comments or statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees. Nothing in this Section 15 is intended to, and shall not, restrict or limit Employee from exercising Employee’s protected rights under Section 8 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates, or to prohibit Employee from making statements or engaging in any other activities or conduct protected by any government agency, including, but not limited to, the SEC and the National Labor Relations Act. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Employee from recovering any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

16. Return of Property.

a. Employee affirms that Employee has returned, or will return within five days of the Separation Date, all of Company’s property, documents, and/or any confidential information in Employee’s possession or control and has left intact all electronic Company documents, including, but not limited to, those Employee developed or helped develop during Employee’s employment. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not in possession of any of Employee’s property.

b. Employee further affirms that Employee has delivered, or will deliver within five days of the Separation Date, to Company without retained copies or reproductions: (i) all documents of any kind within Employee’s possession or control that contain Confidential Information and Materials or any other Confidential Information (as defined in the Restrictive Covenant Agreements); and (ii) all items or other forms of Company property and/or equipment within Employee’s possession or control, including, but not limited to, keys, credit cards and electronic equipment. However, nothing in this paragraph will prevent Employee from retaining any documents in Employee’s possession or control concerning Employee’s benefits and/or compensation.

17. Entire Agreement. This Agreement, the Restrictive Covenant Agreements, any compensation or benefits with respect to which Employee’s rights have become vested and non-forfeitable (e.g., Employee’s 401(k) plan contributions), Schedule 1 and Schedule 2, each attached hereto, contain the entire agreement between the Parties and, except as expressly and specifically referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among any of the Parties relating to the subject matter hereof. No oral understanding, statements, representations, promises or inducements contrary to the terms of these agreements exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the Parties. The rule known as the esjusdem generis rule shall not apply, and accordingly, general words introduced by the word “often” shall not be given a restrictive meaning by reason of the fact that they are preceded by the word indicating a particular class of acts, matters or things.

18. No Admissions. This Agreement does not constitute an admission by the Company or any of the other Released Parties of any violation of any right, contract or law, and the Company and each of the other Released Parties expressly deny any such liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

19. Governing Law. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the law of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within that state.

20. Severability. If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, the remainder of this Agreement shall remain in full force and effect.

21. Blue-Penciling. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Agreement is more extensive than is necessary to protect the legitimate business interests of the Company and its affiliates or are otherwise unenforceable, the Company may, in its sole discretion, reform and modify the restrictions under this Agreement to the minimum extent required to render them valid and enforceable under applicable law.

22. Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

23. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Agreement, delivered by either party by photograph, facsimile or PDF shall be deemed to be an original signature thereto.

24. Expiration of Offer. Employee understands that the offer contained in this Agreement is considered withdrawn if Employee has not signed and returned to Company a signed copy of this Agreement on or before the conclusion of the 21 day consideration period. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to 21 calendar days consideration period.

25. Section 409A Compliance.

a. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

b. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c. Employee and the Company confirm that it is intended that Employee’s termination of employment on the Separation Date shall constitute a “separation from service” for purposes of Section 409A.

d. Employee further acknowledges that any tax liability incurred by Employee under Section 409A is solely the responsibility of Employee.

26. Separation Date Affirmation. Employee agrees that on or within 10 business days after the Separation Date, Employee will execute the Separation Date Affirmation on Schedule 2 of this Agreement. Employee acknowledges and agrees that in the event Employee fails or refuses to execute the Separation Date Affirmation within 10 business days of the Separation Date or if Employee timely revokes the Separation Date Affirmation no later than on the seventh full day following execution thereof, this Agreement shall remain in full force and effect, but the Company shall have no obligation to provide Employee with any of the consideration described on Schedule 1 attached hereto unless and until Employee executes the Separation Date Affirmation within 10 business days of the Separation Date and does not subsequently revoke the Separation Date Affirmation no later than on the seventh full day following execution thereof. The Company’s continuance of Employee’s employment through the Separation Date, however, shall remain unaffected by any failure or refusal by Employee to execute the Separation Date Affirmation.

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IN WITNESS WHEREOF, Employee and Symbotic have signed this Agreement as of the date(s) set forth below.

SYMBOTIC INC.

/s/ Carol Hibbard	By:	/s/ Corey Dufresne
Carol Hibbard	Name:	Corey Dufresne
	Title:	SVP & General Counsel

Date: June 9, 2025	Date:	June 9, 2025

[Signature Page to Transition Agreement and General Release of Claims]

Schedule 1

Severance Payments and Benefits

As good consideration for Employee’s execution and delivery of this Agreement and the Separation Date Affirmation and continued compliance with the Restrictive Covenant Agreements, Symbotic Inc. shall provide Employee or shall cause Employee to be provided with the following severance benefits (the “Severance Benefits”):

(a) the Separation Allowance (as defined in the Offer Letter), determined and payable in accordance with the terms of the Offer Letter, and subject to all applicable withholdings and deductions;

(b) payment of a bonus equal to (x) $510,000, which is Employee’s eligible bonus achievement for fiscal year 2025, multiplied by (y) the Company bonus achievement percentage applicable to the Company’s executive leadership team for fiscal 2025, payable in cash on the regularly scheduled payday upon which bonuses for fiscal year 2025 are paid to the Company’s executive leadership team (but in any event no later than March 15, 2026), subject to all applicable withholdings and deductions; and

(c) the restricted stock units (“RSUs”) that were granted under the 2022 Plan that are scheduled to vest on August 3, 2025, November 3, 2025, January 23, 2026 and February 3, 2026 will continue to vest subject to Employee’s continued compliance with this Agreement and the conditions set forth below through each vesting date. For the avoidance of doubt, all RSUs that are scheduled to vest after February 3, 2026, and all performance-based restricted stock units (at the target level of performance) will be forfeited as of the Separation Date.

The Severance Allowance will be furnished and paid, and the RSUs will vest, in each case subject to applicable withholdings and deductions and in accordance with the requirements of Section 409A, contingent on (i) Employee’s timely execution and non-revocation of this Agreement and Employee’s compliance with its terms and conditions and (ii) Employee’s execution of the Separation Date Affirmation within 10 business days after the Separation Date and Employee’s non-revocation of such Separation Date Affirmation no later than on the seventh full day following execution thereof, provided that Employee continues to comply with the terms of the Restrictive Covenant Agreements.

Employee acknowledges and agrees that the Severance Benefits are in lieu of any payments or benefits under any current or future severance plan of the Company, and Employee therefore waives and agrees not to make any Claims for such payments or benefits.

Schedule 2

Separation Date Affirmation

(To be signed on or after the Separation Date)

In exchange for the consideration and promises set forth in this Agreement, Employee hereby acknowledges and agrees that the release of Claims provided by Employee in Section 6 of this Agreement shall apply fully and completely to waive and release any Claims that Employee may have that arise out of or are in any way related to events, acts, conduct, or omissions occurring during the period of time from the Effective Date to the date of Employee’s signature below. Employee further acknowledges that the acknowledgements and affirmations made by Employee in Sections 9, 10, 11 and 16 of this Agreement remain true as of today.

By:
Carol Hibbard

Date: